Consent of Independent Auditors




We consent to the reference to our firm under the caption "Independent Auditors" in the Statement of Additional Information and to the use of our report dated January 27, 2003 with respect to the consolidated financial statements of American Partners Life Insurance Company and to the use of our report dated March 21, 2003 with respect to the financial statements of APL Variable Annuity Account 1 - Privileged Assets(R) Select Annuity comprised of the segregated asset subaccounts included therein in Post-Effective Amendment No. 9 to the Registration Statement (Form N-4, No. 33-57731) for the registration of the Privileged Assets(R) Select Annuity offered by American Partners Life Insurance Company.


                                                           /s/ Ernst & Young LLP

Minneapolis, Minnesota
April 25 , 2003